UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Harley-Davidson, Inc.
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HARLEY-DAVIDSON SUPPLEMENTAL INFORMATION MAY 8, 2024
Harley-Davidson, Inc. is providing the following supplemental information regarding the Compensation Discussion and Analysis provided in the Company’s proxy statement for the 2024 Annual Meeting of Shareholders to be held on May 16, 2024. Considering the rationale described in our proxy statement and the additional information set forth in this supplement, Harley-Davidson reiterates the recommendation of its Board of Directors that shareholders should vote FOR approval, on an advisory basis, of the compensation of Harley-Davidson’s named executive officers (“NEOs”) and FOR the election of all Director nominees.
Balancing pay-for-performance with shareholder alignment is a hallmark of our executive compensation program. Our executive leadership team relentlessly focuses on delivering key near- and long-term results that are critical to executing our business strategy and driving shareholder value.
For 2023, the Human Resources Committee of the Board of Directors (“HRC”) continued to maintain an executive compensation program aligned to The Hardwire, the Company's five-year strategic plan, which is designed to enhance our position as the most desirable motorcycle brand in the world. The HRC has complete confidence in our executive leadership team’s ability to execute on our strategy and made decisions regarding 2023 executive compensation that it believed were in the best interests of the Company and our shareholders after carefully deliberating and considering feedback received from our shareholders.
Shareholder Engagement and 2024 Actions
As disclosed in our 2024 proxy statement, the HRC engaged in an extensive shareholder outreach program to obtain feedback on our executive compensation program in response to shareholder feedback and prior Say on Pay votes. The HRC Chair, Chief Financial Officer, Chief Human Resources Officer, and Investor Relations staff engaged with shareholders prior to our 2023 Annual Meeting of Shareholders and in the fall of 2023. We held telephonic meetings with shareholders representing approximately 45% of outstanding shares during our spring engagement and 32% of outstanding shares during our fall outreach.
For both spring and fall outreach efforts, the discussion focused on executive compensation and governance issues. In general, our shareholders were highly supportive of our Chairman, President, and Chief Executive Officer along with the rest of the executive leadership team.
We are supplementing our proxy statement disclosure to clarify that the HRC reviewed and considered the shareholder feedback from the outreach program and, as a result of that feedback, made changes specifically to address the shareholder concerns related to the 2022 Aspirational Incentive Plan (“AIP”). The HRC has reiterated that there are currently no plans to repeat the AIP, or any similar programs, and further clarified that it has determined that it will only consider additional one-time compensation actions in the future in exceptional circumstances.

Based on the shareholder feedback received during the outreach program discussed above and detailed in our proxy statement, the HRC believes this change, in addition to other 2024 actions disclosed in our proxy statement, directly addresses and incorporates shareholder feedback received in our discussions and through prior Say on Pay votes. In addition, the HRC reiterated its ongoing commitment to engaging regularly with our shareholders and soliciting their views as part of our strong corporate governance practices.
2023 Supplemental LiveWire STIP
The LiveWire spin-off in September 2022 was directly tied to a Hardwire strategic priority to lead in electric (investing in leading the electric motorcycle market). Our decision to focus on electric vehicles (EV) by establishing LiveWire as a separate company, with Harley-Davidson continuing in our traditional combustion segment, has been effective in giving us a clear focus on segmentation and execution for both brands while leveraging joint synergies. Given the strong relationships between LiveWire and Harley-Davidson, we firmly believed that our Chief Executive Officer was best positioned to lead LiveWire through its initial separation period.
After separating the two companies, the priority for LiveWire was to focus on product innovation and cost improvement to position LiveWire to capture share as the EV market developed, enabling our long-term vision of being the leader in a two-wheel EV industry.
Accordingly, completing the transaction, successfully standing LiveWire up as a separate company, and recruiting a highly qualified leader who would continue to drive performance for the organization on an ongoing basis were among the key priorities for our Chief Executive Officer in 2022 and 2023. In order to reinforce the objectives of The Hardwire strategy and successfully develop and implement LiveWire’s strategies, the HRC established a supplemental STIP component and award value of $1,500,000 for Mr. Zeitz. Based on the continued development of the 2023 LiveWire strategy, his leadership in standing LiveWire up as a separate company, and the appointment of Karim Donnez as LiveWire CEO effective June 12, 2023, Mr. Zeitz earned and received the supplemental STIP in 2023.
Strong History of Diversity and Firm Commitment to Continued Progress
As previously disclosed, our Board currently has racially/ethnically and gender diverse directors.  Diversity is ingrained in Harley-Davidson’s culture as illustrated by our Board composition. For example, since 2016, two Board members, or 22% of our Board, have been gender diverse.  Similarly, since 2017, our Board has continuously reflected racial/ethnic diversity with, at minimum, 22% of our Board being racially/ethnically diverse.
We expect our commitment to diversity will continue to be reflected in the composition of our Board. The charter of the Nominating and Corporate Governance Committee's (“NCGC”) of our Board has long required the NCGC to consider diversity in its ongoing process of selecting Director nominees and Board refreshment. Our practice reflects our commitment by, among other things, recruiting from diverse slates, which include racially/ethnically and gender diverse candidates.

Recommendation to Vote FOR the Election of Director Nominees and FOR Approval, on an Advisory Basis, of the Compensation of Harley-Davidson’s NEOs
As discussed above, the NCGC remains committed to creating a Board comprised of diverse members and continues to consider diversity in its process of selecting Director nominees.
The HRC carefully considered its 2023 executive compensation decisions and determined that the actions taken in 2023, and the changes for 2024 that we disclosed in our proxy statement, are rooted in our pay-for-performance philosophy, are directly tied to The Hardwire strategic plan, and serve the long-term interests of our shareholders.
Therefore, we respectfully urge you to vote FOR the election of each of the nine Director nominees under Proposal 1 and FOR approval, on an advisory basis, of the compensation of Harley-Davidson’s NEOs under Proposal 2.